BankFinancial
                                                                     Corporation

FOR IMMEDIATE RELEASE


     BankFinancial Corporation Extends and Expands Share Repurchase Program

Burr Ridge, Illinois - (March 27, 2008) BankFinancial Corporation (Nasdaq -
BFIN) announced today that its Board of Directors has extended the expiration date of the Company's current share repurchase authorization from March 31, 2008 until November 15, 2008, and has increased by 201,639 shares the number of shares that can be repurchased in accordance with the authorization. The increase represents approximately 1% of the Company's issued and outstanding shares of common stock as of March 26, 2008. As of March 26, 2008, the Company had repurchased 3,307,023 shares of its common stock out of the 3,605,384 shares that had been previously authorized for repurchase. As a result of these actions, the Company is currently authorized to repurchase 500,000 shares of common stock.

     The authorization permits shares to be repurchased in open market or negotiated transactions, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission.

     The authorization will be utilized at management's discretion, subject to the limitations set forth in Rule 10b-18 of the Securities and Exchange Commission and other applicable legal requirements, and to price and other internal limitations established by the Company's Board of Directors.

     The authorization will expire on November 15, 2008, and may be suspended, terminated or modified at any time prior to that date for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases.

     The authorization does not obligate the Company to purchase any particular number of shares. Any shares that are repurchased pursuant to the authorization may be utilized to fund grants that are made under the Equity Incentive Plan that the Company's stockholders approved at the Company's 2006 Annual Meeting, and for other corporate purposes.

     Share repurchases will be funded from available working capital, supplemented if deemed necessary or desirable with dividends from the Company's principal subsidiary that will be subject to regulatory approval or non-objection.

     The Company is the holding company for BankFinancial, F.S.B., a full-service, community-oriented savings bank providing financial services to individuals, families and businesses through 18 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois. At December 31, 2007, the Company had total assets of $1.481 billion, total loans of $1.254 billion, total deposits of $1.074 billion and stockholders' equity of $291 million. As of March 26, 2008, the Company had 21,992,077 million issued and outstanding shares of common stock. The Company's common stock trades on the Nasdaq Global Select Market under the symbol BFIN.

     "Forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause BankFinancial Corporation's actual results to differ from those expected at the time of this release. Investors are urged to carefully review and consider the various disclosures made by BankFinancial Corporation in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in BankFinancial Corporation's Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on BankFinancial's web site at http://www.bankfinancial.com.

For Further Information

For Further Information Contact:
Shareholder, Analyst and Investor Inquiries:      Media Inquiries:
Elizabeth A. Doolan,                              Gregg T. Adams,
Senior Vice President - Controller                Executive Vice President -
BankFinancial Corporation                         Marketing & Sales
Telephone: 630-242-7151                           BankFinancial Corporation
                                                  Telephone: 630-242-7234